[logo]	Contact:	Fred Adams, Jr. Chairman and CEO (601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FIRST QUARTER FISCAL 2008 RESULTS

JACKSON, Miss. (October 1, 2007) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for its first quarter of fiscal 2008 ended September 1, 2007.

For the first quarter of fiscal 2008, net sales were $178.6 million, compared with net sales of $115.3 million for the first quarter of fiscal 2007. The Company reported net income of $18.0 million, or $0.76 per basic and diluted share, for the first quarter of fiscal 2008 compared with a net loss of $5.4 million, or $0.23 per basic and diluted share, for the year-earlier period.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “Our sales volumes and overall profitability were strong for the first quarter of fiscal 2008. We benefited from excellent egg prices during a quarter that is seasonally weak. We were pleased with our overall operating efficiency and ability to achieve favorable margins in spite of higher feed costs. Demand for eggs was good from both retail and food service customers in the U.S. and we also experienced strong export sales to Europe and Japan. USDA statistics indicate that the overall egg supply will be moderate in the months ahead.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

-MORE-

CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960	▪ JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports First Quarter Fiscal 2008 Results

October 1, 2007

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended
	September 1, 2007	September 2, 2006
Net sales	$178,598	$115,308
Gross profit	45,580	8,407
Operating income (loss)	26,932	(6,063)
Income (loss) before income taxes	27,223	(8,001)

Net income (loss)	$17,966	$(5,431)

Net income (loss) per common share:
Basic	$0.76	$(0.23)
Diluted	$0.76	$(0.23)

Weighted average shares outstanding:
Basic	23,599	23,503
Diluted	23,724	23,503

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands)

	September 1, 2007	June 2, 2007
ASSETS
Cash and short-term investments	$70,068	$54,532
Receivables	45,051	38,180
Inventories	66,310	62,208
Other	1,596	1,390
Current assets	183,025	156,310

Property, plant and equipment (net)	196,161	193,590
Other assets	15,512	14,668
Total assets	$394,698	$364,568

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$62,127	$45,051
Other current liabilities	6,769	5,435
Current maturities of long-term debt	13,126	13,442
Deferred income taxes	12,633	11,830
Current liabilities	94,655	75,758

Deferred income taxes and other liabilities	29,101	33,661
Long-term debt, less current maturities	97,437	99,410
Shareholders' equity	173,505	155,739
Total liabilities and shareholders' equity	$394,698	$364,568

-END-